Exhibit 99.1

Media Contact:
Steve Sabicer
714-907-6264
ssabicer@thesabicergroup.com

Investor Contact:
Susan Morrison
858-366-6900 x7005
IR@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Announces Second Quarter 2021 Financial Results
and Updated Full Year 2021 Sales Guidance

San Diego, August 4, 2021 - Tandem Diabetes Care, Inc. (NASDAQ: TNDM), a leading insulin delivery and diabetes technology company, today reported its financial results for the quarter ended June 30, 2021 and updated its sales guidance for the year ending December 31, 2021.

Second Quarter 2021 Highlights

In comparing the second quarter of 2021 to the same period of 2020:
•Worldwide pump shipments increased 81 percent to 33,817 pumps from 18,687 pumps
•Sales increased 58 percent to $172.1 million from $109.2 million
•Gross margin improved to 54 percent of sales from 50 percent of sales
•Operating margin improved to 3 percent of sales from negative 11 percent of sales

“We achieved record-high sales in the second quarter by expanding and further penetrating the U.S. insulin pump market, and through the rapid uptake of our technology internationally where our business opportunity is still in its early stages,” said John Sheridan, president and chief executive officer. “Our worldwide installed base is now nearly 270,000 people, and we are on track to achieve our goal of bringing the benefits of our technology to more than half a million customers by year-end 2024.”

Second Quarter 2021 Financial Results

Domestic pump shipments increased 40 percent to 20,665 pumps in the second quarter of 2021 from 14,735 pumps in the same period of 2020. Domestic sales were $127.6 million, an increase of 43 percent compared to $89.3 million in the second quarter of 2020. International pump shipments increased 233 percent to 13,152 pumps in the second quarter of 2021 from 3,952 pumps in the same period of 2020. International sales were $44.6 million, an increase of 123 percent compared to $20.0 million in the second quarter of 2020.

Gross profit for the second quarter of 2021 increased 70 percent to $92.5 million, compared to $54.4 million for the same period of 2020. Gross margin increased to 54 percent in the second quarter of 2021 from 50 percent in the same period of 2020.

Exhibit 99.1
For the second quarter of 2021, operating expenses totaled $87.0 million, compared to $66.4 million for the same period of 2020. Operating income totaled $5.4 million, compared to an operating loss of $12.0 million for the same period of 2020. Operating margin for the second quarter of 2021 was 3 percent of sales compared to negative 11 percent for the same period of 2020. For the second quarter of 2021, Adjusted EBITDA(1) was $23.8 million, or 14 percent of sales, compared to $6.6 million, or 6 percent of sales, for the same period of 2020.

Net income for the second quarter of 2021 was $4.0 million, which included a $0.3 million non-cash charge for the change in fair value of certain outstanding warrants and $1.5 million of interest expense related to the Company’s convertible senior notes. This is compared to a net loss of $27.1 million for the second quarter of 2020, which included a $14.3 million non-cash charge for the change in fair value of certain warrants outstanding at that time and $3.2 million of interest expense related to the Company’s convertible senior notes.

Cash Balance and Liquidity

As of June 30, 2021, the Company had $545.3 million in cash, cash equivalents and short-term investments. This represents a $31.9 million increase in the second quarter of 2021, and a $60.4 million increase since December 31, 2020.

2021 Annual Guidance Update

For the year ending December 31, 2021, the Company is updating its financial guidance as follows:
•Sales are estimated to be in the range of $670 million to $685 million, which represents an annual sales growth of 34 percent to 37 percent compared to 2020. The Company’s prior sales guidance for 2021 was estimated to be in the range of $625 million to $640 million.
◦Includes international sales of approximately $160 million to $165 million, which represents an annual sales growth of 92 percent to 98 percent compared to 2020. The Company’s prior international sales guidance for 2021 was estimated to be in the range of $125 million to $130 million.
•Gross margin is estimated to be approximately 55 percent
•Adjusted EBITDA(1) is estimated to be approximately 15 percent of sales
•Non-cash charges included in cost of goods sold and operating expenses are estimated to be approximately $80 million, which include:
◦Approximately $65 million in non-cash, stock-based compensation expense
◦Approximately $15 million of depreciation and amortization

(1) EBITDA is a non-GAAP financial measure defined as net income (loss) excluding income taxes, interest and other non-operating items and depreciation and amortization. Adjusted EBITDA further adjusts for the change in fair value of common stock warrants and non-cash stock-based compensation expense. This definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key measure used by the Company to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. The Company presents Adjusted EBITDA to provide information that may assist investors in understanding its financial results. However, Adjusted EBITDA is not intended to be a substitute for net income (loss).

Non-GAAP Financial Measures

Certain non-GAAP financial measures are presented in this press release, including Adjusted EBITDA, to provide information that may assist investors in understanding the Company’s financial results and assessing its prospects for future performance. We believe these non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results. These non-GAAP financial measures, as we calculate them, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to the Company. These non-GAAP financial results are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period. A reconciliation of each of the GAAP financial measures to the most directly comparable non-GAAP financial measures has been provided under the heading “Reconciliation of GAAP versus Non-GAAP Financial Results” in the financial statement tables attached to this press release. Consistent with SEC regulations, we have not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the “unreasonable efforts” exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments that we may make to our GAAP financial measures in calculating our non-GAAP financial measures.

Exhibit 99.1

Conference Call

The Company will hold a conference call and simultaneous webcast today at 4:30pm Eastern Time (1:30pm Pacific Time). The link to the webcast will be available by accessing the Events & Presentations tab in the Investor Center of the Tandem Diabetes Care website at http://investor.tandemdiabetes.com, and will be archived for at least 30 days. To listen to the conference call via phone, please dial 855-427-4396 (U.S./Canada) or 484-756-4261 (International) and use the participant code “6897987.”

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company dedicated to improving the lives of people with diabetes worldwide through relentless innovation and revolutionary customer experience. The Company takes an innovative, user-centric approach to the design, development and commercialization of products for people with diabetes who use insulin. Tandem’s flagship product, the t:slim X2 insulin pump, is capable of remote software updates using a personal computer and features integrated continuous glucose monitoring. Tandem is based in San Diego, California.

Tandem Diabetes Care, Inc., t:slim X2 and Control-IQ are trademarks of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2 and $TNDM.
Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.
Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements include statements regarding, among other things, the Company’s projected financial results, and the factors impacting the Company’s business momentum. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, the Company’s ability to achieve projected financial results will be impacted by market acceptance of the Company’s existing products and products under development by physicians and people with diabetes; the Company’s ability to establish and sustain operations to support international sales, including expansion into additional geographies; changes in reimbursement rates or insurance coverage for the Company’s products; the Company’s ability to meet increasing operational and infrastructure requirements from higher customer interest and a larger base of existing customers; the Company’s ability to complete the development and launch of new products when anticipated; the potential that newer products, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, may render the Company’s products obsolete or less desirable; the depth and duration of the evolving COVID-19 pandemic, and the global response thereto; reliance on third-party relationships, such as outsourcing and supplier arrangements; global economic conditions; and other risks identified in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other documents that the Company files with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

# # #

Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2021	2020
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$545,302	$484,936
Accounts receivable, net	80,212	82,195
Inventories	66,705	63,721
Other current assets	6,066	6,383
Total current assets	698,285	637,235

Property and equipment, net	48,890	50,022
Operating lease right-of-use assets	31,499	19,773
Other long-term assets	16,576	9,385
Total assets	$795,250	$716,415

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and employee-related liabilities	$70,385	$56,747
Deferred revenue	7,953	6,082
Common stock warrants	2,789	14,261
Operating lease liabilities	9,260	9,421
Other current liabilities	18,336	17,341
Total current liabilities	108,723	103,852

Convertible senior notes, net - long-term	280,599	202,984
Operating lease liabilities - long-term	27,376	15,914
Other long-term liabilities	32,467	27,360
Total liabilities	449,165	350,110

Total stockholders’ equity	346,085	366,305
Total liabilities and stockholders’ equity	$795,250	$716,415

Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Sales	$172,139	$109,236	$313,176	$207,162
Cost of sales	79,685	54,846	147,435	102,511
Gross profit	92,454	54,390	165,741	104,651
Operating expenses:
Selling, general and administrative	66,523	50,440	125,086	100,157
Research and development	20,499	15,987	38,460	30,104
Total operating expenses	87,022	66,427	163,546	130,261
Operating income (loss)	5,432	(12,037)	2,195	(25,610)
Total other expense, net	(1,363)	(17,145)	(3,287)	(18,341)
Income (loss) before income taxes	4,069	(29,182)	(1,092)	(43,951)
Income tax expense (benefit)	61	(2,075)	(56)	(1,977)
Net income (loss)	$4,008	$(27,107)	$(1,036)	$(41,974)

Net income (loss) per share, basic	$0.06	$(0.45)	$(0.02)	$(0.70)
Net income (loss) per share, diluted	$0.06	$(0.45)	$(0.02)	$(0.70)

Weighted average shares used to compute basic net income (loss) per share	62,717	60,424	62,583	60,082
Weighted average shares used to compute diluted net income (loss) per share	65,663	60,424	62,583	60,082

Exhibit 99.1
Reconciliation of GAAP versus Non-GAAP Financial Results

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
GAAP net income (loss)	$4,008	$(27,107)	$(1,036)	$(41,974)
Income tax expense (benefit)	61	(2,075)	(56)	(1,977)
Interest income and other, net	(418)	(366)	(690)	(1,092)
Interest expense	1,509	3,175	3,015	3,175
Depreciation and amortization	3,440	2,205	6,925	4,035
EBITDA	8,600	(24,168)	8,158	(37,833)
Change in fair value of common stock warrants	272	14,336	962	16,258
Stock-based compensation expense	14,977	16,421	27,924	32,286
Adjusted EBITDA	$23,849	$6,589	$37,044	$10,711